EXHIBIT 99.1

Investor Contact
Michael W. McCarthy
mmccarthy@ambientcorp.com
(617) 614-6906

Media Contact
Joanna Hamblim
jhamblin@ambientcorp.com
(617) 614-6793

Ambient Corporation Reports Results for the Third Quarter 2012

Newton, MA, November 7, 2012 – Ambient Corporation (NASDAQ: AMBT), provider of a secure, flexible and scalable smart grid communications and applications platform, announced today financial results for the third quarter ended September 30, 2012.

Total revenue for the three months ended September 30, 2012 was approximately $10.0 million compared to approximately $16.9 million for the same period in 2011. Total revenue for the nine months ended September 30, 2012 was approximately $33.3 million compared to approximately $44.8 million for the same period in 2011.  The decrease in total revenue during the three and nine months ended September 30, 2012 as compared to the same periods in 2011 is the result of the Company’s largest customer’s decision to modify their timelines for installation in the field.

Gross margins for the three and nine months ended September 30, 2012 and 2011 were 42% and 44%, respectively.  The Company attributed the stability of its gross margins to the commercial scale of production and deployment achieved over the past two years.

President and Chief Executive Officer, John J. Joyce, commented, “The strength of our balance sheet is enabling us to make the strategic investments necessary to leverage our differentiated technology in global markets.  During the quarter, we released the newest additions to the Ambient product portfolio, the Ambient MicroNode and Ambient MiniNode, as well as our Power Quality Monitoring (AmbientPQM) application.  These new products provide utilities with even more flexibility to meet the needs of their grid modernization projects in a cost-effective manner. Recognizing the additional value of our expanded platform, our marquee customer has placed orders for these new products, which we expect to deliver over the next six months.”

Mr. Joyce concluded, “We continue to focus on expanding our customer base.  An enhanced product offering, proven technology, and strategic additions to our sales organization have helped to substantially increase our opportunities within a relatively short period of time. Interest in our solution is gaining momentum, and we believe we are well positioned to capitalize on such opportunities in the near term.”

Research and development expenses for the three and nine months ended September 30, 2012 were $3.9 million and $10.9 million, respectively.  Investments in R&D increased $975,000 and $3.2 million, respectively, from three and nine month levels reported in 2011 as a result of additional personnel, consultant expenses and other expenses necessary for the continued development of the Company’s communications nodes, enhancements of the AmbientNMS® (Network Management System), and other product development efforts.

Selling, general and administrative expenses for the three months ended September 30, 2012 were approximately $2.9 million, representing an increase of approximately $1.1 million from approximately $1.8 million for the corresponding period in 2011. Selling, general and administrative expenses for the nine months ended September 30, 2012 were approximately $7.1 million, representing an increase of approximately $2.1 million from approximately $5.0 million for the corresponding period in 2011. The increase in selling, general and administrative expenses for the three and nine month periods reported in 2012 resulted from an increase in personnel costs and increased activity regarding our efforts to market the Ambient Smart Grid® communications platform, as well as costs relating to the restatement of our financial statements.

Net loss for the three and nine months ended September 2012 was approximately $2.4 million, or $0.15 per share, and $3.8 million, or $0.23 per share, respectively.  This compared to net income of approximately $2.4 million, or $0.14 per diluted share, and $8.3 million, or $0.49 per diluted share, for the same periods in 2011.  Non-cash expenses included in net loss totaled approximately $2.7 million during the nine months ended September 30, 2012, consisting of depreciation expense, stock-based compensation expense, write-off of deferred finance costs and mark-to-market adjustment of warrant liability.

Cash and cash equivalents totaled $15.3 million as of September 30, 2012, compared to $18.0 million at December 31, 2011. Total working capital was $13.4 million as of September 30, 2012, compared to $14.3 million at December 31, 2011.

About Ambient Corporation
Ambient designs, develops and sells the Ambient Smart Grid® communications platform. The Ambient Smart Grid products and services include communications nodes; a network management system, AmbientNMS®; integrated applications; and maintenance and consulting services. Using open standards-based technologies along with in-depth industry experience, Ambient provides utilities with solutions for their smart grid initiatives. Headquartered in Newton, MA, Ambient is a publicly traded company (NASDAQ: AMBT). More information on Ambient is available at www.ambientcorp.com.

Except for historical information, this press release contains statements that may be deemed to be “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to the diversification of our customer base, the introduction of new products, further development and marketing of our communications platform and cultivating projects with potential customers, among others. These forward-looking statements are based upon our current expectations, estimates and projections about our business and our industry and reflect our beliefs and assumptions based upon information available to us at the date of this release. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, which could have a material adverse effect on our operations and future prospects including, but not limited to, our ability to retain and attract customers, particularly in light of our dependence on a single customer for substantially all of our revenue; our expectations regarding our expenses and revenue, including our expectations that our research and development expenses and selling, general and administrative expenses may increase in absolute dollars; our material weakness in internal control over financial reporting; anticipated trends and challenges in our business and the markets in which we operate, including the market for smart grid technologies; our expectations regarding competition as more and larger companies enter our markets and as existing competitors improve or expand their product offerings; our plans for future products and enhancements of existing products and market acceptance of these products; realizing expected sales from our backlog of orders; our ability to meet new customers’ quality standards, specifications, process-related performance requirements or delivery schedules; our anticipated cash needs and our estimates regarding our capital requirements; and our anticipated growth strategies. We undertake no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in our filings with the Securities and Exchange Commission.

Ambient®, Ambient Smart Grid® and AmbientNMS® are registered trademarks of Ambient Corporation with the U.S. Patent and Trademark Office. Ambient MiniNode, Ambient MicroNode and AmbientPQM are trademarks of Ambient Corporation.
#  #  #

AMBIENT CORPORATION
BALANCE SHEETS
(in thousands, except share and per share data)

	September 30,	December 31,
	2012	2011
Assets	(unaudited)	(Restated)
Current assets:
Cash and cash equivalents	$15,292	$17,965
Accounts receivable	2,748	284
Inventory	328	1,460
Prepaid expenses and other current assets	302	527
Total current assets	18,670	20,236

Property and equipment, net	1,314	1,249
Deferred finance costs	-	389

Total assets	$19,984	$21,874

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,684	$3,920
Accrued expenses and other current liabilities	1,550	714
Deferred revenue	624	453
Accrued warranty	112	115
Income taxes payable	-	41
Warrant liability	344	671
Total current liabilities	5,314	5,914
Non-current liabilities
Deferred rent	-	99

Total liabilities	5,314	6,013

Stockholders' Equity:
Common stock, $0.001 par value;
100,000,000 shares authorized;
16,663,720 and 16,567,384 shares issued; and
16,663,720 and 16,557,384 shares outstanding, respectively	17	17
Additional paid-in capital	239,798	237,421
Accumulated deficit	(225,145)	(221,377)
Less: treasury stock; 0 and 10,000 shares at cost	-	(200)
Total stockholders' equity	14,670	15,861

Total liabilities and stockholders' equity	$19,984	$21,874

AMBIENT CORPORATION
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
		(Restated)		(Restated)

Total revenue	$10,038	$16,916	$33,269	$44,778
Cost of goods sold	5,810	9,420	18,944	25,361
Gross profit	4,228	7,496	14,325	19,417

Operating expenses:
Research and development expenses	3,928	2,953	10,882	7,671
Selling, general and administrative expenses	2,870	1,786	7,111	4,971
Write-off of deferred financing costs	-	-	389	-
Total operating expenses	6,798	4,739	18,382	12,642

Operating (loss) income	(2,570)	2,757	(4,057)	6,775

Interest income, net	3	5	7	17
Mark-to-market adjustment of warrant liability	120	(281)	111	1,641
Other income	7	-	171	-
Total other income (loss)	130	(276)	289	1,658

(Loss) income before taxes	(2,440)	2,481	(3,768)	8,433

Provision for income taxes	-	54	-	163

Net (loss) income and comprehensive (loss) income	$(2,440)	$2,427	$(3,768)	$8,270

Net (loss) income per share (basic)	$(0.15)	$0.15	$(0.23)	$0.50
Net (loss) income per share (diluted)	$(0.15)	$0.14	$(0.23)	$0.49

Weighted average shares used in computing basic net (loss) income per share	16,650	16,526	16,612	16,506
Weighted average shares used in computing diluted net (loss) income per share	16,650	16,950	16,612	16,927